Exhibit 99.1

[ANGLO AMERICAN LOGO]

14 October 2004

Terra Industries Inc.

Terra Centre

600 Fourth Street

Sioux City, Iowa 51102, U.S.A.

Ladies and Gentlemen:

Reference is made to a registration statement on Form S-3 (the “Registration Statement”) under the United States Securities Act of 1933 to be filed by Terra Industries Inc. (“Terra”) on or about 14 October 2004, pursuant to which Terra will register 10,000,000 shares of its common stock (the “Registered Amount”) for offering and sale by Anglo American plc and its subsidiary Taurus Investments S.A. (“Taurus”) as selling shareholders. We and you are entering into this letter agreement for valuable consideration, the sufficiency of which is hereby acknowledged.

This is to confirm our agreement that Taurus shall not sell more than 5,000,000 shares of the Registered Amount pursuant to the Registration Statement prior to the consummation or termination of Terra’s acquisition of Mississippi Chemical Corporation.

This letter shall be governed by and construed in accordance with the laws of the State of New York.

If the foregoing correctly sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement between us.

TAURUS INVESTMENTS S.A.

By:	/s/ A F Pace-Bonello
Name:	Mr A F Pace-Bonello
Title:	Director

ACCEPTED AND AGREED: TERRA INDUSTRIES INC.

By:	/s/ Francis G. Meyer
Name:	Francis G. Meyer
Title:	Sr. Vice President & CFO

Taurus Investments S.A.

48 rue de Bragance L-1255 Luxembourg Grand Duchy of Luxembourg

Tel + 352 404 110 1 Fax + 352 404 110 20

Registered officer as above. RC Luxembourg B 45055

A member of the Anglo American plc group